As Filed with the Securities and Exchange Commission on March 21, 1996

                                                        Registration No. 333-719


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                      FORM S-3

                                 AMENDMENT NO. 1 TO

                               REGISTRATION STATEMENT
                                       Under
                             THE SECURITIES ACT OF 1933

                               BASE TEN SYSTEMS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEW JERSEY                                        22-1804206
         (STATE OR                                    (I.R.S. EMPLOYER
    OTHER JURISDICTION OR                             IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

         One Electronics Drive                             08619
           Trenton, New Jersey
         (ADDRESS OF REGISTRANT'S
         PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

                                 Myles M. Kranzler
                               Base Ten Systems, Inc.
                                One Electronic Drive
                                 Trenton, NJ 08619
                                   (609-586-7010)

                      (NAME AND ADDRESS OF AGENT FOR SERVICE)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans please check the following box:/ /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/




    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said
Section 8(a), may determine

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MARCH 21, 1996

PROSPECTUS


                                   451,000 SHARES

                               BASE TEN SYSTEMS, INC.

                                CLASS A COMMON STOCK

    All 451,000 shares (the "Shares") of Class A Common Stock ("Class A Common Stock"), of Base Ten Systems, Inc., a New Jersey corporation (the "Company" or "Base Ten"), offered hereby are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered by the Selling Stockholders from time to time in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See "Plan of Distribution."

    The Shares offered for sale hereby are issuable to the Selling Stockholders upon exercise of outstanding warrants and options. The Company has agreed to provide certain registration rights to the Selling Stockholders. See "Selling Stockholders."

    None of the proceeds from the sale of the Shares by the Selling
Stockholders will be received by the Company. Base Ten has agreed to bear all expenses in connection with the registration and sales of the Shares, other than underwriting discounts and selling commissions. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


    On March 18, 1996, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $ 9 7/8. The Class A Common Stock is traded under the Nasdaq symbol "BASEA."

    See "RISK FACTORS" on page 2 for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock.



--------------------------------------------------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

  ------------------------------------------------------------------------------

MARCH 21, 1996

                               AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy material and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 5th Street, N.W. Judiciary Plaza, Washington, D.C. 20549 and the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of these material can also be obtained from the Public Reference Section of the SEC at 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the SEC under the Exchange Act are incorporated by reference in this Prospectus:

    1.   Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

    2. Proxy Statement dated February 24, 1995 for the Company's Annual Meeting of Stockholders.


    3. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering will be deemed to be incorporated herein by reference and to be a part hereof from their respective filing dates.


    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a Prospectus Supplement is delivered, upon request, a copy of the documents incorporated by reference in this Prospectus. Requests should be directed to Base Ten Systems, Inc., One Electronic Drive, Trenton, New Jersey 08169, Attention: Edward J. Klinsport (609) 586-7010. Additional copies of the Prospectus are also available from the Company or the Transfer Agent upon request.

                                SUMMARY INFORMATION

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

    Base Ten is engaged in the design and manufacture of electronic systems employing safety critical software for defense markets and the development of commercial applications focused on batch processing control, medical screening and image processing software. The Company also manufactures defense products to specifications for prime government contractors and designs and builds proprietary electronic systems for use in secure communications by various U.S. government agencies.

    Specialization in extreme reliability defense products has enabled the Company to develop expertise in the field of safety critical technology dedicated to the prevention of performance errors. Operations in this environment during the last two decades have also provided experience in developing advanced quality control procedures for products meeting stringent government standards as well as familiarity with complex government regulations and agency procedures. Over the last several years, Base Ten has redirected resources to decrease its historical dependence on defense contracting and has concentrated on commercial products for highly regulated industries, relying on the same safety critical techniques developed in its traditional businesses. While the Company's nondefense programs involve major potential markets, the resulting products are still primarily developmental and may not succeed in reaching their potential.


                                    RISK FACTORS

    RISK OF RECURRING LOSSES. The Company recognized a net loss of $875,000 or $.13 per share in fiscal 1995 and could continue to incur losses in subsequent periods if revenues from its nondefense software products fail to offset declining revenues form its defense operations. The 1995 losses resulted from reduction in defense related sales and an increase in expenses associated with the development and introduction of nondefense products by Base Ten s Medical Technology Division. Although the Company s commercial development efforts through its Medical Technology Division have begun to generate initial sales of its manufacturing execution, medical screening and ultrasound image archiving software as well of ongoing sales of secure communications products, these efforts have been internally funded and could be adversely affected by delays in the development cycle, competition and changing technology.

    RISKS ASSOCIATED WITH DEPENDENCE ON MAJOR CONTRACTS. Base Ten s defense operations have historically been dependent on a limited number of customers or contracts. The Company primary revenue sources during fiscal 1995, 1994 and 1993 were defense related programs with the United States military and other agencies or contractors, accounting for 40%, 28% and 68% of revenues, respectively. The Company has also remained dependent on the sale of weapons control systems for the West German and Italian versions of the Tornado aircraft, accounting for 36% of revenues in fiscal 1995 and 1994 and 17% of fiscal 1993 revenues. Profit margins for these programs are limited by strict government procedures, and all aspects of the Company s participation in these markets are characterized by intense competition. In view of the worldwide reduction in defense appropriations, Base Ten has invested its own funds from time to time in product development to enhance its position as a seasoned provider in this market, but these efforts have not always resulted in sales. While Base Ten s defense related operations have historically provided a relatively stable revenue base that the Company seeks to maintain by actively pursuing new defense bookings required for replacing existing contracts on a continuing basis, any termination of its major contracts or loss of its primary customers in this market would have a material adverse impact on its financial condition.

    RISKS ASSOCIATED WITH CHANGE IN BUSINESS DIRECTION. In response to sharp declines in sales and profitability resulting from significant reductions in military defense expenditures beginning in 1990, Base Ten implemented a plan for reducing fixed costs and redeploying its resources to development projects that are subject to all of the risks inherent in the commercialization of new products for nondefense markets in which the Company is not an established participant. Although these efforts by the Medical Technology Division have resulted in sales of the Company s manufacturing execution software to several of the pharmaceutical industry s largest participants as well as revenues under a licensing agreement covering the introduction of Base Ten's medical screening software into the European market, the Company has been required to significantly increase its technical and marketing staffs to accommodate anticipated growth in these fields without any assurance of achieving that growth. Despite initially promising responses and results from introduction of these products and the Company's ultrasound image processing software, the developmental nature of these products makes their ultimate success in the marketplace uncertain.

    RISKS OF DELAYS IN OBTAINING REGULATORY APPROVALS FOR NEW PRODUCTS.
Because the Company has concentrated on products that draw upon its electronic, software and systems engineering capabilities in safety critical, highly regulated environments, many of its new products are subject to regulatory approval procedures that increase development costs and can substantially delay commercialization efforts. Base Ten's medical screening programs involve noninvasive testing procedures but are nevertheless treated by the Food and Drug Administration (the FDA ) as a medical device under guidelines introduced in 1991, requiring FDA clearance prior to sales in the United States. The Company s first medical screening software program was submitted to the FDA in August 1992 and was initially subjected to review under a premarket approval application supported by prospective clinical data before an Advisory Panel convened by the FDA denied approval on the grounds that the product should not be classified as a medical device. The FDA subsequently reclassified the software as a Class 1 Tier 3 medical device requiring only a 510(k) premarket notification and granted Base Ten permission to market the device beginning in September 1995. Although the basic software used in this device can be applied to a wide variety of medical screening programs, the Company has postponed further development efforts for this product line pending implementation of a more favorable regulatory environment. Uncertainties in the domestic regulatory structure and delays inherent in approval procedures could deter or postpone other commercial development efforts by the Company. While Base Ten filed a 510(k) premarket notification in March 1996 to seek FDA clearance for domestic sales of its ultrasound image archiving system, the Company cannot predict the timing or results of clearance procedures and will be restricted to selling efforts in the EEC pending a determination by the FDA.

    RISK OF INADEQUATE FINANCIAL RESOURCES. The Company has financed its development efforts to date from equity capital and retained earnings, depleting its cash and cash equivalents to $3.6 million at the end of fiscal 1995. In view of its limited financial resources, Base Ten will be unable to continue pursuing its development objectives at the desired pace and scope without additional financing or increased sales of its new products. Funds generated from operations of the Medical Technology Division to date have been substantially less than the development and marketing costs for these products. In the absence of accelerated sales by the Medical Technology Division, the Company could be required to raise additional equity capital or incur debt to finance future development activities. The issuance of additional equity could be dilutive to existing stockholders, and the alternative of financing development through borrowings could weaken the Company s financial condition.

    RISK OF INADEQUATE MARKETING RESOURCES. Success in the technological development and refinement of the Company s new products will not guarantee profitable sales without substantial marketing resources that may be unavailable to Base Ten. While the Company has substantial experience in marketing its specialized defense and secure communications products to government agencies and prime defense contractors, both domestically and internationally, its limited exposure to healthcare, pharmaceutical manufacturing and other relevant commercial markets along with financial constraints could impair its ability to penetrate those markets with sufficient speed to fully capitalize on its technological lead time. The Company has developed strategic alliances and OEM relationships to facilitate marketing arrangements for its new products in the EEC but is primarily dependent on its own limited marketing resources for penetrating domestic markets.

    INTENSELY COMPETITIVE NATURE OF THE COMPANY'S BUSINESS. Base Ten competes in both defense and commercial sectors with a number of businesses that have substantially greater financial, technical, manufacturing and marketing resources. In the defense sector, the Company competes with established U.S. and foreign manufacturers of weapons control and similar equipment, many of whom are able to offer a broader product base. In the secure communications market, competitors include established manufacturers that have greater experience as well as product diversification. In the markets for its manufacturing execution, medical screening and ultrasound image archiving software, Base Ten believes it competes with many small and several large established firms with assets and resources substantially greater than those available to the Company.

    RISK OF TECHNOLOGICAL OBSOLESCENCE. The industries in which the Company competes are characterized by rapid technological changes. Accordingly, products using different technologies could be introduced before market acceptance is achieved for any of Base Ten s new products. Historically, Base Ten has experienced time lags of up to three years between commencement of marketing activities through the completion of field trials and ultimate sales of its military products. A similar time lag was experienced in securing regulatory approval from the FDA for the Company's first medical screening product. Similar or longer delays could be experienced for other products, during the course of which Base Ten could face the risk of the products technological obsolescence.

    RISKS FROM DEPENDENCE ON SUBCONTRACTORS. The Company s manufacturing operations primarily involve the assembly of final products from components and sub-assemblies supplied by other manufacturers. Base Ten has single sources of supply for certain sub-assemblies and integrated circuits manufactured to its specifications. Although the Company attempts to maintain an inventory of material and components to cover foreseeable production requirements, it could experience production delays and increased costs if a single source were unable to support its needs. Delays in the Company's manufacturing output could adversely affect its contractual performance and cash flow.

    RISKS ASSOCIATED WITH DEPENDENCE ON KEY PERSONNEL. The Company's success will continue to be dependent to a large extent upon its ability to retain the services of its executive officers and technical staff. To reduce costs, Base Ten has curtailed salary increases from time to time and suspended contributions to its 401(k) plan. While these measures have not resulted in the loss of any key personnel or reduced productivity, current compensation and benefit levels could contribute to these results, either of which could have a materially adverse affect on the Company.

    FOREIGN TRADE AND CURRENCY EXCHANGE RELATED RISKS. A portion of the Company's revenues is derived from foreign customers and is subject to disruption by political and economic conditions abroad. Currency exchange fluctuations could also affect the Company by increasing the price of its products to foreign customers or decreasing the cost of competing products abroad.

    NO DIVIDENDS. Base Ten has not paid dividends on its Common Stock since 1985 and presently intends to retain any future earnings for reinvestment in its business. Accordingly, the Company does not anticipate paying any dividends in the foreseeable future.

    CONTROL BY HOLDERS OF CLASS B COMMON STOCK. Holders of the Company's Class B Common Stock, of which 48.91% is owned on a fully diluted basis by management, are entitled to elect 75% of the members of Base Ten's board of directors (the Board ). In addition, holders of Class B Common Stock receive one vote per share held, compared to one-tenth (1/10th) of one vote per share held for Class A Common Stock, on all matters other than the election of directors submitted to the Company's shareholders, entitling holders of Class B Common Stock to 39% of the Company s combined voting power on those matters. Accordingly, holders of the Class B Common Stock are able to control the election of a majority of the members of the Board and to substantially influence all other aspects of corporate governance.

    DEPENDENCE ON CONTINUATION OF SECURITY CLEARANCES. The Company relies on the continuance of its security clearances from agencies of the United States government and from NATO for its defense products. Base Ten has never experienced any material deficiencies in the manner and method of complying with prescribed security regulations and expects to continue as an approved facility, any loss of its security clearances would have an immediate and adverse affect on the Company's business.


                            DESCRIPTION OF CAPITAL STOCK

GENERAL.
    The authorized capital stock of Base Ten consists of 22,000,000 shares of Class A Common Stock, 2,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock, all of which have a par value of $1.00 per share.

COMMON STOCK
    DIVIDENDS. Both classes of Base Ten's Common Stock have identical cash and property dividend rights except that no cash or property dividend may be paid on the Class B Common Stock unless a dividend at least equal in amount is paid concurrently on the Class A Common Stock. Cash or property dividends can be declared and paid on the Class A Common Stock without being declared and paid on the Class B Common Stock.

    If a distribution is paid in shares of Class A Common Stock or Class B Common Stock, the distribution may be paid only as follows: (i) shares of Class A Common Stock may be paid to holders of shares of Class A Common Stock and shares of Class B Common Stock may be paid to holders of shares of Class B Common Stock, and (ii) the same number of shares shall be paid in respect of each outstanding share of Class A Common Stock or Class B Common Stock. Base Ten may not subdivide or combine shares of either class without at the same time proportionately subdividing or combining shares of the other class.

    VOTING RIGHTS. Holders of Class A Common Stock are entitled to elect 25% of the members of the Board of Directors (rounded to the next highest whole number) so long as the number of outstanding shares of Class A Common Stock is at least 10% of the number of outstanding shares of both classes. Currently, the holders of Class A Common Stock are entitled, as a class, to elect two directors of Base Ten, and the holders of the Class B Common Stock are entitled, as a class, to elect the remaining three directors. As a result of this provision, the holders of a majority of the Class B Common Stock can and will continue to be able to elect a majority of the directors and thereby control Base Ten, regardless of the number of shares of Class B Common Stock outstanding from time to time. Directors may be removed, only for cause, by the holders of the class of common stock which elected them.

    Except for the election or removal of directors as described above and except for class votes as required by law or Base Ten's Restated Certificate of Incorporation, holders of both classes of common stock vote or consent as a single class on all matters, with each share of Class A Common Stock having one-tenth vote per share and each share of Class B Common Stock having one vote per share.

    The outstanding shares of the Class A Common Stock currently represents approximately 92% of the total number of shares of both classes outstanding. If the number of outstanding shares of Class A Common Stock should becomes less than 10% of the total number of shares of both classes of common stock outstanding, the holders of Class A Common Stock would not have the right to elect 25% of the Board of Directors, but would have one-tenth vote per share for all directors, and the holders of Class B Common Stock would have one vote per share for all directors.

    CONVERSION. At the option of the holder of record, each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Conversion of a significant number of shares of Class B Common Stock into Class A Common Stock could put control of the Board of Directors into the hands of the holders of a relatively small equity interest in Base Ten who would continue to hold the Class B Common Stock. The Class A Common Stock is not convertible.

    OTHER RIGHTS. Shareholders of the Base Ten have no preemptive or other rights to subscribe for additional shares. On liquidation, dissolution or winding up of Base Ten, all shareholders, regardless of class, are entitled to share ratably in any assets available for distribution. No shares of either class are subject to redemption. All outstanding shares are fully paid and non-assessable.

    TRANSFER AGENT. The transfer agent and registrar for shares of the Class A Common Stock and Class B Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

PREFERRED STOCK
    No shares of Preferred Stock have been issued. Base Ten's Board of Directors is empowered to fix the designations, powers, preferences and relative, participating, optional or other special rights of the Preferred Stock and the qualifications, limitations or restrictions of those preferences or rights. The voting rights of the Class B Common Stock described above are subject to voting rights that may be granted in connection with the creation of any series of Preferred Stock. However, no issue of Preferred Stock may change the ratio of one-tenth of a vote for each share of Class A Common Stock to one vote for each share of Class B Common Stock described above.

                                SELLING STOCKHOLDERS

    The following table sets forth (i) the name of each Selling Stockholder,
(ii) to the best of the Company's knowledge, the total number of shares of Class A Common Stock owned beneficially by each Selling Stockholder as of the date of this Prospectus, (iii) the number of Shares to be offered for the account of each Selling Stockholder in this offering and (iv) to the best of the Company's knowledge, the number of shares of Class A Common Stock to be owned by each Selling Stockholder after giving effect to this offering.

                                                          NUMBER OF
                                                          SHARES OF
                              NUMBER OF    NUMBER OF    STOCK TO BE
                              SHARES OF   SHARES TO BE  OWNED AFTER
NAME                          STOCK OWNED    OFFERED     THE OFFERING
                              -----------  -----------   ------------
    Alexander M. Adelson        369,416      161,000        208,416
    Bruce D. Cowen              606,250      175,000        431,250
    Donald M. Daniels            10,000       10,000              0
    Alan S. Poole                10,000       10,000              0
    Daniel Tierney               15,000       15,000              0
    Pharma Overseas, Ltd.        30,000       30,000              0
    Strategic Growth
     International, Inc.        150,000       50,000        100,000
                             ----------   ----------       --------
TOTAL                         1,190,666      451,000        739,666
                             ----------   ----------       --------
                             ----------   ----------       --------

    The information set forth in the foregoing table was provided to the Company by the Selling Stockholders. None of the Selling Stockholders has had any position or other material relationship with the Company or its affiliates during the past three years, except that Messers. Adelson and Daniels have served as directors of Base Ten since 1992, Mr. Poole has served as a director of Base Ten since 1994, Mr. Cowen has served as a consultant to the Company since 1991, Mr. Tierney is an officer of Clonmel Health Care, Ltd., an Irish pharmaceutical manufacturer that has been a customer of Base Ten during the last three years, and Strategic Growth International, Inc. has provided public relations services to the Company during that period.

    All of the Shares being offered hereunder by the Selling Stockholders are issuable upon exercise of warrants or options issued by Base Ten to the Selling Stockholders. The Company agreed to register the Shares for the accounts of the Selling Stockholders and has filed with the Securities and Exchange Commission under the Securities Act a Registration Statement on Form S-3 of which this Prospectus is a part, covering the resale of the Shares from time to time.

                                PLAN OF DISTRIBUTION

    The Shares being offered hereunder by the Selling Stockholders will be offered from time to time in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. The Shares may be offered at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling Shares to or thorugh broker-dealers. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Stockholders or purchasers for whom the broker-dealers may act as agent or to whom they sell as principal or both. Compensation paid to a particular broker-dealer might be in excess of customary commissions. Selling Stockholders and broker-dealers participating in the sale of Shares may be deemed to be underwriters, and any profit on the sale of Shares or compensation received by them may be deemed to be underwriting compensation under the Securities Act.

    The Company has agreed with the Selling Stockholders, among other things,
(i) to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisers to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by them and (ii) to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, as underwriters or otherwise.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC registration fee. . . . . . . . . . . . . .   $
     Blue sky fees and expenses. . . . . . . . . . .      250.00*
     Transfer Agent's fees . . . . . . . . . . . . .       50.00*
     Printing and engraving costs. . . . . . . . . .      100.00*
     Legal fees. . . . . . . . . . . . . . . . . . .    2,500.00*
     Accounting fees . . . . . . . . . . . . . . . .    1,000.00*
     Miscellaneous . . . . . . . . . . . . . . . . .        *
                                                    -------------
         Total.  . . . . . . . . . . . . . . . . . . $  5,000.00*
                                                    -------------
                                                    -------------

     ----------------
     * Estimated

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article 9 of Base Ten's Restated Certificate of Incorporation, as amended, provides as follows:

     Any present or future Director or Officer of the Corporation, and any present or future director or officer of any other corporation serving as such at the request of the Corporation, or the legal representative of any  such  Director  or Officer,  shall be indemnified  by  the
     Corporation against reasonable costs, expenses (exclusive of any amount paid to the Corporation in settlement) and counsel fees paid or incurred in connection with any action, suit or proceeding to which any such Director or Officer or his legal representative may be made a party by reason of his being or having been such Director or Officer; provided that, (1) said action, suit or proceeding shall be prosecuted against such Director or Officer or against his legal representative to final determination, and it shall not be finally adjudged in said action, suit or proceeding that he had been derelict in the performance of his duties as such Director or Officer, or (2) said action, suit or proceeding shall be settled or otherwise terminated as against such Director or Officer or his legal representative without a final determination on the merits and it shall be determined by a majority of the members of the Board of Directors who are not parties to said action, suit or proceeding, or by a person or persons specially appointed by the Board of Directors to determine the same that said Director or Officer has not in any substantial way been derelict in the performance of
     his  duties  as   charged  in  such  action,  suit  or proceeding.   The
     foregoing right of indemnification shall not be exclusive of other rights to which such Director or Officer or legal representative may be entitled by law, and shall inure to the benefit of the heirs, executors or administrators of such Director or Officer.

     Article 10 of Base Ten's Restated Certificate of Incorporation, as amended, provides as follows:

     No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such director's or officer's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such director or officer of an improper personal benefit. As used in this Article, an act or omission in breach of a director's or officer's duty of loyalty means an act or omission which such director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which such director or officer has a material conflict of interest.

     The provisions of this Article shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the provisions of this Article nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director or officer of the corporation which exists at the time of such repeal or modification.

     Article X of Base Ten's By-Laws, as amended, entitled "Indemnification:
     Insurance," provides as follows:

     SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the maximum extent, according to the standards and in the manner provided by applicable law.

     SECTION 2. To the extent, according to standards and in such manner as the Board of Directors may direct pursuant to and in accordance with applicable law in the particular case, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture,
     trust  or  other   enterprise,  against  expenses  (including attorneys'
     fees), judgments, fines and amounts paid in settlement.

     SECTION 3. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those seeking
     indemnification  may  be   entitled   under   any  agreement,  vote  of
     stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SECTION 4. The Corporation, acting by its Board of Directors, shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a
     director,  officer,  employee   or  agent  of  another  corporation,
     partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such
     liability under the provisions  of  this  Article  X.   Nothing in this
     Section 4 shall obligate the Corporation to indemnify any person to any extent other than as provided in Sections 1, 2, 3 and 4 of this Article X.

     Statutory authority for indemnification of and insurance for Base Ten's directors and officers is contained in the New Jersey Business Corporation Act ("the Act"), in particular, Section 14A:3-5 of the Act, the material provisions of which may be summarized as follows:

     Directors and officers may be indemnified in non-derivative proceedings against settlements, judgments, fines and penalties and against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and also, in a criminal proceeding, he must have had no reasonable cause to believe that his conduct was unlawful. In derivative proceedings such persons may be indemnified against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but not against settlements, judgments, fines or penalties except that, without a court determination as to entitlement to indemnity, no indemnity may be provided to a person who has been adjudged liable to the corporation. In all cases, the Act provides that indemnification may only be made by the corporation (unless ordered by a court) only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct required of the person, requires a person to be indemnified for reasonable expenses (including counsel fees) to the extent he has been successful in any proceeding and permits a corporation to advance expenses upon an undertaking for repayment if it shall be ultimately determined that the director or officer is not entitled to indemnification. The indemnification and advancement of expenses provided by or granted pursuant to the Act is not exclusive of other rights of indemnification to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. However, no indemnification may be made to or on behalf of a director or officer if a final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions were in breach of his duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of law, or resulted in receipt by the director or officer of an improper personal benefit. A corporation may purchase and maintain insurance on behalf of any directors and officers against expenses incurred in any proceeding and liabilities asserted against them by reason of being or having been a director of officer, whether or not the corporation would have the power to indemnify the directors or officers against such expenses and liabilities under the statute.

     Each of the officers and directors of Base Ten is insured against certain liabilities which he might incur in his capacity as an officer or director of Base Ten or its subsidiaries pursuant to a Directors and Officers Insurance and Company Reimbursement Policy issued by National Union Fire Insurance Company of Pittsburgh, PA., and Home Insurance Company of Philadelphia, PA. The general effect of the policy is that if any claims are made against officers or directors of Base Ten or its subsidiaries or any of them for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, to the extent Base Ten or its subsidiary has properly indemnified such officers and directors, the insurer will, subject to the retention amount, reimburse Base Ten or its subsidiary for 100% of any Loss (as defined in the policy). In addition, to the extent that Base Ten or its subsidiary has not indemnified an officer or director, the insurer will, subject to the retention amount, pay on behalf of such officer or director 100% of the Loss. Defense Costs (as defined in the Policy) are part of Loss and are subject to the limits of the policy.

     The retention amount  under  the  policy  is  $250,000.   The retention
amount is first applied to Base Ten or its subsidiary. The retention amount is not applicable to officers or directors if Base Ten or its subsidiary is
not permitted or required to indemnify  the  officers  or  directors.   If,
however, Base Ten or its subsidiary is permitted or required to indemnify the officers or directors, then the retention amount does apply to them.

     Under the policy, the term "Wrongful Act" means any actual or alleged error, or misstatement, or misleading statement, or act, or omission, or neglect or breach of duty by the directors or officers in their capacities as such, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of Base Ten or its subsidiaries, except that certain claims are excluded by the terms and conditions of the policy. The term "Loss" means damages, judgments, settlements and Defense Costs. The term "Defense Costs" means reasonable and necessary fees, costs and expenses consented to by the insurer resulting solely from the investigation, adjustment, defense and appeal of any claim against any director or officer, but excluding salaries of officers or employees of Base Ten or its subsidiaries.

ITEM 16.  EXHIBITS.

     The following documents are filed as Exhibits to this Registration
Statement:
                                    EXHIBIT INDEX

EXHIBIT
NUMBER    EXHIBIT                                                       PAGE

3.  (a)  Restated Certificate of Incorporation, as amended, of         *
         Registrant (incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Registrant's Registration
         Statement on Form S-8 (File No. 2-84451) filed on July 31,
         1990).

    (b)  Certificate of Amendment of the Restated Certificate of       *
         Incorporation dated September 1, 1992 (incorporated by reference to Exhibit 4(b)(2) to Amendment No. 3 to
         Registrant's Registration Statement on Form S-1 (File
         No. 33-48404) filed on September 3, 1992).

    (c)  Amended By-Laws of the Registrant (incorporated by            *
         reference to Exhibit 4(d)(2) to Registrant's
         Registration Statement on Form S-8 (File No. 33-60454) filed on April 1, 1993).

5.       Opinion of Stahl & Zelmanovitz,  counsel  to Base Ten
         Systems, Inc. (previously filed)


10. (a)  1980 Deferred Compensation Agreement between the              * (A)
         Registrant and certain executive officers (incorporated by reference to Exhibit 10.3 to Registrant's
         Registration Statement on Form S-1 File No. 2-70259 filed on December 16, 1980).

    (b)  1981 Incentive Stock Option Plan of Registrant, as            * (A)
         amended and restated on January 12, 1990 (incorporated by reference to Exhibit 4(c) to Amendment No. 1 to Registrant's Registration Statement on Form S-8
         (File No. 2-84451) filed on July 31, 1990).

    (c)  1992 Stock Option Plan of Registrant (incorporated by         * (A)
         reference to Exhibit 10(ai) to Amendment No. 3 to
         Registrant's Registration Statement on Form S-1
         (File No. 33-48404) filed on September 3, 1992).



    (d)  Change in Control Agreement dated October 23, 1991            * (A)
         between Registrant and Myles M. Kranzler
         (incorporated by reference to Exhibit 10(e) to Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year ended
         October 31, 1991).

    (e)  Change in Control Agreement dated October 23,                 * (A)
         1991 between Registrant and James A. Eby
         (incorporated by reference to Exhibit 10(f) to Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year ended
         October 31, 1991).

    (f)  Change in Control Agreement dated October 23, 1991            * (A)
         between Registrant and Edward J. Klinsport
         (incorporated by reference to Exhibit 10(h) to Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year ended
         October 31, 1991).

    (g)  Employment Agreement dated as of March 26, 1992               * (A)
         between the Registrant and Myles M. Kranzler
         (incorporated by reference to Exhibit 28(b) to Registrant's Current Report on Form 8-K
         (File No. 0-7100) filed on April 10, 1992).

EXHIBIT
NUMBER    EXHIBIT                                                       PAGE

    (h)  Employment Agreement dated as of March 26, 1992 between       * (A)
         the Registrant and James A. Eby (incorporated by reference to Exhibit 28(c) to Registrant's Current
         Report on Form 8-K (File No. 0-7100) filed on
         April 10, 1992).

    (i)  Employment Agreement dated as of March 26, 1992               * (A)
         between the Registrant and Edward J. Klinsport
         (incorporated by reference to Exhibit 28(d) to Registrant's Current Report on Form 8-K
         (File No. 0-7100) filed on April 10, 1992).

    (j)  Employment Agreement dated as of March 26, 1992               * (A)
         between the Registrant and Alan J. Eisenberg
         (incorporated by reference to Exhibit 28(e) to Registrant's Current Report on Form 8-K
         (File No. 0-7100) filed on April 10, 1992).

    (k)  Amended Agreement dated July 28, 1992 between the             * (A)
         Registrant and Alexander Adelson (incorporated by reference to Exhibit 10(ar) to the Registrant's
         Registration Statement on Amendment No. 3. to Form S-2 on Form S-1 (Registration No. 33-48404) filed on
         September 3, 1992).


    (l)  Modification of Amended Agreement dated January 11,           *
         1993 between the Registrant and Alexander M. Adelson
         (incorporated by reference to Registrant's Annual
         Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31, 1994).

    (m)  Amended Modification of Amended Agreement dated               *
         January 28, 1994 between the Registrant and
         Alexander M. Adelson (incorporated by reference to
         Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year ended
         October 31, 1994).


    (n)  Amended Consulting Agreement made as of February 24,          * (A)
         1992 between the Registrant and Bruce D. Cowen
         (incorporated by reference to Exhibit 10(as) to the Registrant's Registration Statement on Amendment
         No. 3. to Form S-2 on Form S-1 (Registration No.
         33-48404) filed on September 3, 1992).


    (o)  Modification of Amended Agreement dated January 11,           *
         1993 between the Registrant and Bruce D. Cowen
         (incorporated by reference to Registrant's Annual
         Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31, 1994).

    (p)  Consulting Agreement dated March 1, 1994 between the          *
         Registrant and Bruce D. Cowen (incorporated by reference to Registrant's Annual Report on Form 10-K (File No.
         0-7100) for the fiscal year ended October 31, 1994).


    (q)  Option Agreement dated as of November 9, 1992                 * (A)
         between the Registrant and Donald M. Daniels
         (incorporated by reference to Exhibit 10(as) to the Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year ended
         October 31, 1992).

    (r)  Option Agreement dated as of June 5, 1992 between the         *
         Registrant and Strategic Growth International, Inc.
         (incorporated by reference to Exhibit 10(at) to the Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year
         ended October 31, 1992).

    (s)  Acquisition Agreement dated October 28, 1994 between          *
         the Registrant and CKR Partners, L.L.C. (incorporated by reference to Exhibit 2(a) to Registrant's Current
         Report on Form 8-K (File No. 0-7100) dated
         November 11, 1994).

    (t)  Lease dated October 28, 1994 between the Registrant           *
         and CKR Partners, L.L.C. (incorporated by reference to Exhibit 2(b) to Registrant's Current Report on Form 8-K
         (File No. 0-7100) dated November 11, 1994).

EXHIBIT
NUMBER    EXHIBIT                                                       PAGE

21.       Subsidiaries of the Registrant (incorporated by reference      *
          to Exhibit 21 to Registrant's Annual Report on Form 10K
          (File No. 0-7100) for the fiscal year ended October 31, 1995.)

23.  (a)  Consent of Deloitte & Touche LLP

     (b)  Consent of Stahl & Zelmanovitz (included  as part of           *
          Exhibit 5 (a) above).


24.       Powers of Attorney of Directors and certain Officers
          (previously filed).

_____________
* Incorporated by reference
(A) A management contract or compensatory plan or arrangement.

ITEM 17.  UNDERTAKINGS.

1.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (I) TO INCLUDE ANY PROSPECTUS REQUIRED BY SECTION 10(A)(3) OF THE SECURITIES ACT OF 1933;

     (II) TO REFLECT IN THE PROSPECTUS ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT (OR THE MOST RECENT POST-EFFECTIVE AMENDMENT THEREOF) WHICH, INDIVIDUALLY OR IN THE
          AGGREGATE,  REPRESENT   A    FUNDAMENTAL  CHANGE  IN  THE INFORMATION
          SET FORTH IN THE REGISTRATION STATEMENT;

    (III) TO INCLUDE ANY MATERIAL INFORMATION WITH RESPECT TO THE PLAN OF DISTRIBUTION NOT PREVIOUSLY DISCLOSED IN THE REGISTRATION
          STATEMENT OR ANY MATERIAL CHANGE TO SUCH INFORMATION IN THE REGISTRATION STATEMENT;

     Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
registrant    pursuant  to  the  provisions  discussed  in  Item  6  of this
Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES



    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 20th day of March, 1996.



                                BASE TEN SYSTEMS, INC.



By:/S/ MYLES M. KRANZLER  By:/S/ EDWARD J. KLINSPORT  By:/S/ SUSAN M. KLINSPORT
   ---------------------     -----------------------     ----------------------
    Myles M. Kranzler         Edward J. Klinsport         Susan M. Klinsport
 Chief Executive Officer   Chief Financial Officer  Principal Accounting Officer



    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.


                                            TITLE               DATE

Myles M. Kranzler, James A. Eby,            Directors
Edward J. Klinsport, Alan J. Eisenberg,
Alexander M. Adelson, Donald M. Daniels,
Alan S. Poole*




By:/S/ EDWARD J. KLINSPORT                                   March 20, 1996
   -----------------------
    *Edward J. Klinsport, as attorney-in-fact

                                    EXHIBIT INDEX
EXHIBIT
NUMBER   EXHIBIT                                                          PAGE

3.  (a)  Restated Certificate of Incorporation, as amended, of            *
         Registrant (incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Registrant's Registration Statement on
         Form S-8 (File No. 2-84451) filed on July 31, 1990).

    (b)  Certificate of Amendment of the Restated Certificate of          *
         Incorporation dated September 1, 1992 (incorporated by reference to Exhibit 4(b)(2) to Amendment No. 3 to
         Registrant's Registration Statement on Form S-1 (File No. 33-48404) filed on September 3, 1992).

    (c)  Amended By-Laws of the Registrant (incorporated by reference     *
         to Exhibit 4(d)(2) to Registrant's Registration Statement on
         Form S-8 (File No. 33-60454) filed on April 1, 1993).


5.       Opinion of Stahl and Zelmanovitz, counsel to Base Ten
         Systems, Inc. (previously filed).


10. (a)  1980 Deferred Compensation Agreement between the Registrant      *(A)
         and certain executive officers (incorporated by reference to Exhibit 10.3 to Registrant's Registration Statement on Form
         S-1 File No. 2-70259 filed on December 16, 1980).

    (b)  1981 Incentive Stock Option Plan of Registrant, as amended       *(A)
         and restated on January 12, 1990 (incorporated by reference to Exhibit 4(c) to Amendment No. 1 to Registrant's
         Registration Statement on Form S-8 (File No. 2-84451) filed on July 31, 1990).

    (c)  1992 Stock Option Plan of Registrant (incorporated by            *(A)
         reference to Exhibit 10(ai) to Amendment No. 3 to
         Registrant's Registration Statement on Form S-1 (File No.
         33-48404) filed on September 3, 1992).

    (d)  Change in Control Agreement dated October 23, 1991 between       *(A)
         Registrant and Myles M. Kranzler (incorporated by reference to Exhibit 10(e) to Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year ended October 31,
         1991).

    (e)  Change in Control Agreement dated October 23, 1991 between       *(A)
         Registrant and James A. Eby (incorporated by reference to
         Exhibit 10(f) to Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year ended October 31,
         1991).

    (f)  Change in Control Agreement dated October 23, 1991 between       *(A)
         Registrant and Edward J. Klinsport (incorporated by reference to Exhibit 10(h) to Registrant's Annual Report on
         Form 10-K (File No. 0-7100) for the fiscal year ended
         October 31, 1991).

    (g)  Employment Agreement dated as of March 26, 1992 between the      *(A)
         Registrant and Myles M. Kranzler (incorporated by reference to Exhibit 28(b) to Registrant's Current Report on Form 8-K
         (File No. 0-7100) filed on April 10, 1992).

    (h)  Employment Agreement dated as of March 26, 1992 between the      *(A)
         Registrant and James A. Eby (incorporated by reference to
         Exhibit 28(c) to Registrant's Current Report on Form 8-K
         (File No. 0-7100) filed on April 10, 1992).

EXHIBIT
NUMBER   EXHIBIT                                                          PAGE


    (i)  Employment Agreement dated as of March 26, 1992 between the      *(A)
         Registrant and Edward J. Klinsport (incorporated by reference to Exhibit 28(d) to Registrant's Current Report on
         Form 8-K (File No. 0-7100) filed on April 10, 1992).

    (j)  Employment Agreement dated as of March 26, 1992 between the      *(A)
         Registrant and Alan J. Eisenberg (incorporated by reference to Exhibit 28(e) to Registrant's Current Report on Form 8-K
         (File No. 0-7100) filed on April 10, 1992).

    (k)  Amended Agreement dated July 28, 1992 between the Registrant     *(A)
         and Alexander Adelson (incorporated by reference to Exhibit
         10(ar) to the Registrant's Registration Statement on
         Amendment No. 3. to Form S-2 on Form S-1 (Registration No.
         33-48404) filed on September 3, 1992).


    (l)  Modification of Amended Agreement dated January 11, 1993         *
         between the Registrant and Alexander M. Adelson.
         (incorporated by reference to Registrant's Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended
         October 31, 1994).


    (m)  Amended Modification of Amended Agreement dated January 28,      *
         1994 between the Registrant and Alexander M. Adelson.
         (incorporated by reference to Registrant's Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended
         October 31, 1994).


    (n)  Amended Consulting Agreement made as of February 24, 1992        *(A)
         between the Registrant and Bruce D. Cowen (incorporated by reference to Exhibit 10(as) to the Registrant's Registration Statement on Amendment No. 3. to Form S-2 on Form S-1
         (Registration No. 33-48404) filed on September 3, 1992).


    (o)  Modification of Amendment Agreement dated January 11, 1993       *
         between the Registrant and Bruce D. Cowen. (incorporated by reference to Registrant's Annual Report on Form 10-K
         (File No. 0-7100) for the fiscal year ended October 31,
         1994).

    (p)  Consulting Agreement dated March 1, 1994 between the             *
         Registrant and Bruce D. Cowen (incorporated by reference to Registrant's Annual Report on Form 10-K (File No. 0-7100 for the fiscal year ended October 31, 1994).

    (q)  Option Agreement dated as of November 9, 1992 between the        *(A)
         Registrant and Donald M. Daniels (incorporated by reference to Exhibit 10(as) to the Registrant's Annual Report on Form
         10-K (File No. 0-7100) for the fiscal year ended October 31,
         1992).

    (r)  Option Agreement dated as of June 5, 1992 between the            *
         Registrant and Strategic Growth International, Inc.
         (incorporated by reference to Exhibit 10(at) to the Registrant's Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31, 1992).

    (s)  Acquisition Agreement dated October 28, 1994 between the         *
         Registrant and CKR Partners, L.L.C. (incorporated by reference to Exhibit 2(a) to Registrant's Current

         Report on Form 8-K (File No. 0-7100) dated November 11, 1994).

    (t)  Lease dated October 28, 1994 between the Registrant and CKR      *
         Partners, L.L.C. (incorporated by reference to Exhibit 2(b) to Registrant's Current Report on Form 8-K (File No. 0-7100) dated November 11, 1994).

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


EXHIBIT
NUMBER   EXHIBIT                                                          PAGE


21. Subsidiaries of the Registrant (incorporated by reference to          *
    Exhibit 21 to Registrant's Annual Report on Form 10K (File No.
    0-7100) for the fiscal year ended October 31, 1995.)

23. (a)  Independent Auditors' Consent.                                   *

    (b)  Consists of Stahl & Zelmanovitz (included as part of Exhibit
         5(a) above).


24. Power of Attorney of Directors and certain Officers (perviously filed).


---------------
*   Incorporated by reference.
(A) A management contract or compensatory plan or arrangement.

                                        II-13